UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

FILED PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 17, 2007
(Date of earliest event reported)

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State of other jurisdiction of incorporation)

000-13092	41-1448837
(Commission File No.)	(IRS Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121
(Address of principal executive offices) (Zip Code)

(858) 847-0200
Registrant's telephone number, including area code:

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events

On September 25, 2007 the Company signed a Letter of Intent to acquire all of the shares of Luma™ Imaging Corporation ("Luma") from its four shareholders subject to certain material conditions precedent to execution of a definitive agreement. Luma™ has developed and received FDA approval for an optical non-invasive diagnostic imaging system that is proven to more effectively detect cervical cancer precursors than using conventional means alone (i.e., colposcopy). The Luma™ Cervical Imaging System utilizes a single-use disposable probe and requires little additional training as it leverages clinicians' existing skill sets. When used as an adjunct to colposcopy, Luma™ detects significantly more high-grade cervical cancer precursors than colposcopy alone. Clinical trials comprised of over 3,000 women have demonstrated Luma™'s ability to detect close to 30% more atypical squamous cells of undetermined significance and low-grade squamous intraepithelial lesion (ASCUS/LSIL) cancer cell precursors than colposcopy alone.

If the acquisition is competed it is expected to be accounted for as an exchange of the shares. The acquisition will include substantial inventory and 51 pending or issued U.S. and foreign patents.

Item 9.01.	Financial Statements and Exhibits.

The historical financial statements of Luma Imaging Corporation and the proforma combined financial statements of Luma and SpectraScience, Inc. will not be provided as Luma is not a going concern and the purchase, if it occurs, will be the acquisition of assets not a business.

The following exhibits are filed with this report: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2007
SPECTRASCIENCE, INC.

By:  /s/ James Hitchin

Its: CEO